UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRANT OF CERTAIN CLASS OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

InSite Vision Incorporated
(Exact name of registrant as specified in its charter)

Delaware	94-3015807
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

965 Atlantic Avenue, Alameda CA	94501
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class
Common Stock, $0.01 par value per share

Item 1. Description of Registrant’s Securities to be Registered.

The total number of shares of capital stock that InSite Vision Incorporated (the “Company”) has authority to issue is 245,000,000 shares, which consists of (a) 240,000,000 shares of common stock, par value $0.01 (the “Common Stock”), of which 94,681,618 shares are issued and outstanding (as of May 11, 2009), and (b) 5,000,000 shares of preferred stock, par value $0.01 (the “Preferred Stock”), of which no shares are issued and outstanding (as of May 11, 2009).

Only the Company’s common stock is registered on this registration statement.  No shares of Preferred Stock are included in this registration statement.

Dividend Rights
Subject to the preferential rights of any Preferred Stock that may be issued in the future, the holders of Common Stock are entitled to receive, when and if declared by the Company’s Board of Directors, out of the assets of the Company which are by law available therefore, noncumulative dividends payable in cash, in property or in shares of the Company’s capital stock.

Voting Rights
Each Company stockholder has one vote in respect of each share of Common Stock held of record on the books of the Company for the election of directors and on all matters submitted to a vote of Company stockholders.  The affirmative vote of the holders of at least 66.23% of the voting power of all of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), including but not limited to the power to amend the Company’s Bylaws (the “Bylaws”), indemnification of the Company’s officers and directors, and the power to take action without a meeting of the stockholders.

Liquidation Rights
Subject to the distribution in full of the preferential amounts, if any, to be distributed to the holders of any shares of Preferred Stock that may be issued in the future, holders of Common Stock are entitled, unless otherwise provided by law or the Certificate of Incorporation, to receive all of the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Provisions Relating to a Change in Control
Provisions of the Certificate of Incorporation and Bylaws may delay, defer or prevent a change in control of the Company.  The Company’s Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and the authority to determine the price, rights, preferences, privileges and restrictions, including voting rights, of the unissued shares of Preferred Stock without any further vote or action by the stockholders.  The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future.  The issuance of Preferred Stock also could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Other provisions of the Certificate of Incorporation and the Bylaws also may have the effect of delaying, deterring or preventing a takeover attempt or management changes.  For example, the Company’s Bylaws limit the ability of stockholders to remove directors and fill vacancies on the Board of Directors.  The Company’s Bylaws also impose advance notice requirements for stockholder proposals and nominations of directors and prohibit stockholders from calling special meetings or acting by written consent.

Item 2. Exhibits.

The following exhibits are filed as part of this registration statement:

Number	Exhibit Table
3.1[1]	Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 25, 1993.
3.2[2]	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 3, 1994.
3.3[3]	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on July 20, 2000.
3.4[3]	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 1, 2004.
3.5[4]	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 23, 2006
3.6[5]	Amended Bylaws as amended on June 2, 2008.

____________________________________________

1.	Incorporated by reference to exhibits in the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

2.	Incorporated by reference to an exhibit to the Company’s Registration Statement on Form S-3 (file Number 333-126084) as filed with the Securities and Exchange Commission on June 23, 2005.

3.	Incorporated by reference to an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

4.	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

5.	Incorporated by reference to an exhibit in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INSITE VISION INCORPORATED
(Registrant)

Date: June 22, 2009

By:	/s/ Louis Drapeau
Name:	Louis Drapeau
Title:	Interim Chief Executive Officer, Vice President, and Chief Financial Officer